EXHIBIT 99.1

NEWS RELEASE
Fisher Communications, Inc. Reports Third Quarter Financial Results
SEATTLE, WA — (MARKETWIRE) — November 6, 2008 — Fisher Communications, Inc. (NASDAQ: FSCI) today reported its financial results for the third quarter of fiscal 2008, which ended September 30, 2008.
2008 Third Quarter Summary
The U.S. financial crisis and broader economic slowdown and the resulting sharp declines in advertising spending impacted Fisher’s third quarter financial results; however, the Company continued improving on many of its key performance metrics, including:
•	Television revenue increased 6.7% in the third quarter of 2008 compared with the same period last year.
—	Same-station television revenue decreased 1.6% in the third quarter of 2008 compared with the same period last year due to significant declines in key advertising categories including Automotive (down 41%) and Retail (down 12%).

—	Despite no Presidential candidate spending in Fisher markets, gross television political revenue increased $4.2 million from the third quarter of 2007 to $5.4 million in the third quarter of 2008.

—	Television broadcast cash flow (BCF) margins decreased to 21.1% during the third quarter compared to 24.7% in the third quarter of 2007, while at the same time cost reductions resulted in virtually flat operating expenses at Fisher’s English-language stations.
•	Nearly all of Fisher’s television and radio stations increased their market share this year, including a nearly 400 basis point gain at the Bakersfield duopoly.

•	Fisher’s television stations continued to see improvement in key ratings in the July ratings book.
—	Fisher stations ranked either #1 or #2 in early evening news in six out of seven markets.

—	Key newscasts grew at Fisher’s ABC and CBS affiliates in the coveted Adults 25-54 demographic.
•	Revenue and broadcast cash flow for the Company’s Univision stations increased 22% and 30%, respectively, from third quarter of 2007.

•	A 21% decline in Mariners revenue led to an overall 10% decrease in radio revenue from the third quarter of 2007 to the same quarter in 2008; non-Mariners radio spot revenue was flat quarter-over-quarter despite an 8% decline in market revenue.

•	Certain programming decisions and cost savings initiatives resulted in severance expenses of approximately $300,000 in the third quarter. These initiatives will result in a total reduction in headcount of 8% by the end of 2008, compared to the end of 2007.

•	The Company paid a special dividend of $3.50 per share on August 29, 2008.

•	Fisher completed the sale of its remaining shares of Safeco Corporation, which resulted in an after-tax gain of $31.8 million in the quarter.

Commentary on the Third Quarter
Fisher President and Chief Executive Officer Colleen B. Brown commented, “Our third quarter performance reflects the unfortunate events that occurred in the financial markets during the quarter and the larger challenges in the U.S. economy. As companies re-evaluated their spending priorities to address the uncertainties brought on by the economic slowdown, we experienced sharp declines in advertising revenues in many categories, which could not be offset by stronger than expected political spending and growing Internet revenues during the quarter.
While this is unquestionably a tough period for our industry, we continued to make solid progress in improving Fisher’s operational performance and strengthening the Company’s overall position in the marketplace. We are encouraged that we have increased our market share in virtually all of our markets this year, including significant gains for our Bakersfield duopoly and Seattle radio cluster. We were able to achieve these operational successes despite no third quarter Presidential candidate spending in Fisher’s markets, nor any Olympics programming on Fisher’s stations.
We believe we are taking the necessary steps to withstand the current economic downturn, including improving operational efficiencies and aggressively reducing expenses, with an eye toward continuing our momentum when economic recovery begins. Our strategy to expand Fisher’s demographic reach and develop new revenue streams also continues to deliver positive results, as our Univision stations generated strong growth in both revenue and broadcast cash flow while our online business experienced impressive growth during the quarter.”
Safeco Stock Sale
In the third quarter, the Company sold the remaining 753,720 shares of its Safeco common stock. The Company received aggregate pre-tax net proceeds of $49.3 million at an average price of $65.38 per share. The Company’s after-tax proceeds from the sale of the shares were approximately $35.0 million.
Third Quarter 2008 Results
Consolidated Results
Revenues for the third quarter of 2008 were $41.9 million, compared to revenues of $40.8 million in the third quarter of 2007, a 2.8% increase. The increase in revenue was primarily due to the addition of KBAK and KBFX in Bakersfield, California, acquired on January 1, 2008.
Loss from operations was $1.0 million for the quarter, compared with income from operations of $1.7 million during the same period in 2007. EBITDA totaled $3.1 million for the third quarter of 2008, a 47% decrease from the third quarter of 2007. These reductions are due primarily to lower radio revenues and increased expenses attributable to our Internet division.
Net income for the third quarter was $29.8 million, or $3.41 per share, compared to a net loss of $533,000 or $0.06 per share in the third quarter of 2007. Excluding the after-tax effects of the gain from the sale of Fisher’s remaining shares of Safeco stock of $31.8 million, net loss would have been $2.1 million in the third quarter of 2008 or $0.24 per share.
Television Results
For the third quarter of 2008, the Television segment reported revenues of $27.4 million, a 7.3% increase over the $25.5 million generated in the comparable period of 2007. TV BCF was $5.6 million, compared with $6.2 million in the same period of 2007, a decrease of 10%. The Company reported a TV BCF margin of 21.1% in the quarter, a decrease from 24.7% in the third quarter of 2007.
During the third quarter, the Company recorded $5.4 million of political revenue, compared to $1.2 million during the same period last year, an increase of 360%. Fisher also generated $750,000 in total retransmission consent revenue in the third quarter, an increase of 11% from the third quarter of 2007.
On a same-station basis, Fisher’s 2008 third quarter Television segment revenue (which includes Internet) was $25.3 million compared with $25.5 million for the same period in 2007, a decrease of 0.9%. The decrease was primarily attributable to decreases in spot revenue partially offset by higher Internet revenue and stronger than expected political revenue. TV operating expenses, on a same-station basis and excluding Internet, were up 1% on a quarter-to-quarter basis, the increase stemming from the Company’s continued investment in its higher growth Spanish-language stations; expenses were essentially flat quarter-to-quarter at the Company’s English-language stations, reflecting strict cost control initiatives put in place during the quarter. Same-station results exclude the operating results from KBAK-TV and KBFX-CA, the CBS and FOX affiliates, respectively, serving the Bakersfield, California market, which were acquired on January 1, 2008.
Radio Results
For the third quarter of 2008, the Radio segment reported revenues of $11.3 million, a decrease of 9.9% from the $12.5 million earned in the comparable period of 2007. Loss from operations was $1.8 million, compared with a loss from operations of $477,000 in the third quarter of 2007. The decrease in revenue and increase in loss from operations was primarily attributable to a decrease in revenue associated with the broadcast of Seattle Mariners baseball games, which was down 21% from the third quarter of 2007. Excluding the impact of the Mariners, revenue was flat to 2007’s third quarter, despite an 8% decline in revenue for the Seattle market.
As reported on July 22, 2008, the Company did not renew the broadcast rights agreement with the Seattle Mariners; therefore, 2008 will be the final year of Fisher’s commitments under the agreement.
Fisher Plaza Results
For the third quarter of 2008, the Plaza segment reported revenues of $3.3 million, a 17% increase over the $2.8 million generated in the third quarter of 2007. Income from operations was $1.4 million, an increase of $420,000 and 41% compared to the same period in 2007. The increases were attributable to higher rent and fees associated with higher occupancy, which increased from 96% in the third quarter of 2007 to 97% in the third quarter of 2008.
The Company continues to explore strategic alternatives for its real estate holdings, including

Fisher Plaza. However, given current credit market conditions, the Company has suspended efforts to sell Fisher Plaza.
Third Quarter Conference Call
Fisher will host a conference call today at 1:00 p.m. (PST). Senior management will discuss the financial results and host a question and answer session. The dial in number for the audio conference call is 1-800-322-2803; confirmation code 29274673. A live audio webcast of the call will be accessible to the public on Fisher’s Web site, www.fsci.com. A recording of the webcast will subsequently be archived on the Web site and available for replay for one week following the call. An audio replay of the call can be accessed for one week by dialing 1-888-286-8010 and entering confirmation code 72425186.
Definitions and Disclosures Regarding Non-GAAP Financial Information
Broadcast cash flow is calculated as income (loss) from operations plus amortization of program rights, depreciation and amortization, non-cash charges, Internet and corporate expenses minus payments for broadcast rights, amortization of non-cash benefit resulting from a change in national advertising representation firm and non-convergence Internet revenue.
EBITDA is calculated as income from operations plus amortization of program rights, depreciation and amortization, stock-based compensation, and non-cash charges minus payments for broadcast rights and amortization of non-cash benefit resulting from a change in national advertising representation firm.
Broadcast cash flow and EBITDA results are non-GAAP financial measures. The Company believes the presentation of these non-GAAP measures are useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, time brokerage agreements or local marketing agreements. Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business. For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.
About Fisher Communications, Inc.
Fisher Communications, Inc. is a Seattle-based communications company that owns and operates 13 full power television stations (including a 50%-owned television station), 7 low power television stations and 8 radio stations in the Western United States. The Company owns and operates Fisher Pathways, a satellite and fiber transmission provider; Fisher Plaza, a media, telecommunications, and data center facility located near downtown Seattle; and Pegasus News, an online, hyper-local media pioneer based in Dallas. For more information about Fisher Communications, Inc., go to www.fsci.com.
Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our Annual Report on Form 10-K for the year ended December 31, 2007, which we have filed with the Securities and Exchange Commission.
Contacts:
Sard Verbinnen & Co
Paul Kranhold or Ron Low
(415) 618-8750
Robin Weinberg
(212) 687-8080

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine months ended		Three months ended
	September 30		September 30
(in thousands, except per-share amounts) Unaudited	2008	2007	2008	2007

Revenue	$124,958	$116,340	$41,945	$40,798
Costs and expenses
Direct operating costs	53,079	46,387	17,704	15,305
Selling, general and administrative expenses	49,675	38,818	14,794	13,617
Amortization of program rights	16,818	16,804	7,357	7,370
Depreciation and amortization	9,352	8,668	3,099	2,811

	128,924	110,677	42,954	39,103

Income (loss) from operations	(3,966)	5,663	(1,009)	1,695
Other income, net	155,800	3,683	50,044	1,387
Interest expense	(10,343)	(10,222)	(3,441)	(3,318)

Income (loss) from continuing operations before income taxes	141,491	(876)	45,594	(236)
Provision for federal and state income taxes	49,141	294	15,859	365

Income (loss) from continuing operations	92,350	(1,170)	29,735	(601)
Income from discontinued operations, net of income taxes	33	1,648	40	68

Net income (loss)	$92,383	$478	$29,775	$(533)

Income (loss) per share:
From continuing operations	$10.58	$(0.14)	$3.41	$(0.07)
From discontinued operations	—	0.19	—	0.01

Net income (loss) per share	$10.58	$0.05	$3.41	$(0.06)

Income (loss) per share assuming dilution:
From continuing operations	$10.58	$(0.14)	$3.41	$(0.07)
From discontinued operations	—	0.19	—	0.01

Net income (loss) per share assuming dilution	$10.58	$0.05	$3.41	$(0.06)

Weighted average shares outstanding	8,731	8,722	8,733	8,724

Weighted average shares outstanding assuming dilution	8,735	8,722	8,741	8,724

Dividends declared per share	$3.50	$—	$3.50	$—

Reclassifications
Certain amounts in the 2007 condensed consolidated statements of operations have been reclassified to conform to the 2008 presentation. Certain employment-related expenses totaling approximately $1.4 million and $4.5 million for the three and nine months ended September 30, 2007, respectively, which were previously reported within “Selling, general and administrative expenses,” are now reported within “Direct operating costs.”

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30	December 31
(in thousands) Unaudited	2008	2007

Assets
Current assets	$120,124	$47,619
Marketable securities, at market value	899	129,223
Other assets	158,209	163,084
Property, plant and equipment, net	148,235	146,008

Total assets	$427,467	$485,934

Liabilities and stockholders’ equity
Current liabilities	$26,296	$29,571
Long-term debt	150,000	150,000
Deferred income taxes	7,783	45,274
Other liabilities	30,420	27,692

Total liabilities	$214,499	$252,537

Stockholders’ equity, other than accumulated other comprehensive income	215,114	152,718
Accumulated other comprehensive income, net of income taxes	(2,146)	80,679

Total stockholders’ equity	212,968	233,397

Total liabilities and stockholders’ equity	$427,467	$485,934

Fisher Communications, Inc.
GAAP to Non-GAAP Reconciliations
(in thousands)
The following table provides a reconciliation of income (loss) from operations to EBITDA in each of the periods presented:

	Nine Months ended September 30		Three Months ended September 30
	2008	2007	2008	2007
Income (loss) from operations
(per GAAP, Statements of Operations)	$(3,966)	$5,663	$(1,009)	$1,695

Add:

Amortization of program rights	16,818	16,804	7,357	7,370
Depreciation and amortization	9,352	8,668	3,099	2,811
Stock-based compensation	665	514	239	186
Non-cash charge resulting from forfeiture of non-refundable deposit	1,000	—	—	—
Net non-cash charge resulting from change in national advertising representation firm	4,990	—	—	—

Subtract:

Payments for television and radio broadcast rights	15,849	15,740	6,261	6,036
Amortization of non-cash benefit resulting from change in national advertising representation firm	898	652	365	218

EBITDA (Non-GAAP)	$12,112	$15,257	$3,060	$5,808

EBITDA as a percentage of Revenue	9.7%	13.1%	7.3%	14.2%

The following table provides a reconciliation of television segment income from operations to television segment broadcast cash flow in each of the periods presented:

	Three Months ended September 30
	2008	2007
Television segment income from operations (per GAAP)	$1,849	$3,376

Add:

Amortization of program rights	2,089	2,030
Depreciation and amortization	2,039	1,635
Corporate and internet expenses	2,596	1,696

Subtract:

Payments for television broadcast rights	2,082	1,965
Amortization of non-cash benefit resulting from change in national advertising representation firm	365	218
Non-convergence internet revenue	534	364

Television segment Broadcast Cash Flow (Non-GAAP)	$5,592	$6,190

Television segment Broadcast Cash Flow as a percentage of Revenue	21.1%	24.7%

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